Exhibit 12.1

Ratio of Earnings to Fixed Charges

	Nine Months Ended	Year Ended December 31,
	September 30, 2017	2016	2015	2014	2013	2012

Consolidated income before income taxes	$208,533	$130,247	$337,314	$196,064	$389,332	$85,989
Interest sensitive and index product benefits and amortization of deferred sales inducements	1,503,490	976,638	1,177,443	1,605,119	1,525,980	895,636
Interest expense on notes and loan payable	23,997	28,248	28,849	36,370	38,870	28,479
Interest expense on subordinated debentures	10,260	12,958	12,239	12,122	12,088	13,458
Interest expense on amounts due under repurchase agreements and other interest expense	330	30	2	18	139	—
Interest portion of rental expense	727	920	902	896	843	741
Consolidated earnings	$1,747,337	$1,149,041	$1,556,749	$1,850,589	$1,967,252	$1,024,303

Interest sensitive and index product benefits and amortization of deferred sales inducements	$1,503,490	$976,638	$1,177,443	$1,605,119	$1,525,980	$895,636
Interest expense on notes and loan payable	23,997	28,248	28,849	36,370	38,870	28,479
Interest expense on subordinated debentures	10,260	12,958	12,239	12,122	12,088	13,458
Interest expense on amounts due under repurchase agreements and other interest expense	330	30	2	18	139	—
Interest portion of rental expense	727	920	902	896	843	741
Combined fixed charges	$1,538,804	$1,018,794	$1,219,435	$1,654,525	$1,577,920	$938,314

Ratio of consolidated earnings to fixed charges	1.1	1.1	1.3	1.1	1.2	1.1

Ratio of consolidated earnings to fixed charges, both excluding interest sensitive and index product benefits and amortization of deferred sales inducements	6.9	4.1	9.0	5.0	8.5	3.0